Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (571) 349-9452

CHESAPEAKE LODGING TRUST COMPLETES SALE OF TWO NEW YORK HOTELS

ARLINGTON, VA, – (BUSINESS WIRE) – September 17, 2019 – Chesapeake Lodging Trust (NYSE:CHSP) (the “Trust”) announced today that it has closed on the sale of the 122-room Hyatt Herald Square New York and the 185-room Hyatt Place New York Midtown South, both located in New York, New York, for an aggregate sale price of $138.0 million, or approximately $450,000 per key. A portion of the proceeds from the sale of the two hotels was used to defease the mortgage loan secured by the hotels, with an outstanding balance of approximately $85 million.

The Trust’s proposed merger with Park Hotels & Resorts Inc. (“Park”) (NYSE: PK) is expected to close on September 18, 2019, subject to completion of customary closing requirements and conditions.

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Trust owns hotels in seven states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (571) 349-9452

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements regarding the potential transaction between Park and the Trust, including statements regarding the expected timetable for completing the pending merger. These statements are often, but not always, made through the use of words or phrases such as “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “intend,” “estimate,” “aim,” “target,” “predict,” “project,” “seek,” “would,” “could,” “continue,” “possible,” “potential” and similar expressions. All such forward-looking statements are based on current expectations of management and therefore involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Key factors that could cause actual results to differ materially from those projected in the forward-looking statements include the ability to obtain the requisite approval of the Trust’s shareholders; uncertainties as to the timing to consummate the potential merger; the risk that a condition to closing the potential merger; and the effects of industry, market, economic, political or regulatory conditions outside of Park’s or the Trust’s control. Other factors are described in Park’s and the Trust’s respective filings with the SEC, including Park’s and the Trust’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Trust assumes no obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.